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EX-21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation
Impac Funding Corporation	California
IMH Assets Corp.	California
Integrated Real Estate Service Corporation (1)	Maryland

(1)
IRES owns 100% of Excel Mortgage Servicing, Inc, a California corporation.

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  EX-21.1
SUBSIDIARIES OF THE REGISTRANT